SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO. _____)

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|
Check the appropriate box:
|_| Preliminary Proxy Statement               |_| Confidential, For Use of the
|X| Definitive Proxy Statement                    Commission Only (as permitted
|_| Definitive Additional Materials               by Rule 14a-6(e)(2)
|_| Soliciting Material Pursuant to
    Rule 14a-11(c) or Rule 14a-12


                                VCA ANTECH, INC.
================================================================================
                (Name of Registrant as Specified in Its Charter)


================================================================================
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     |X|  No Fee Required
     |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:


================================================================================
     (2)  Aggregate number of securities to which transaction applies:


================================================================================
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:


================================================================================
     (4)  Proposed maximum aggregate value of transaction:


================================================================================
     (5)  Total fee paid:


================================================================================
     |_|  Fee paid with preliminary materials:


================================================================================
     |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:


================================================================================
     (2)  Form, Schedule or Registration Statement No.:


================================================================================
     (3)  Filing party:


================================================================================
     (4)  Date filed:


================================================================================

                                VCA ANTECH, INC.

              -----------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
              -----------------------------------------------------




TIME........................    10:00 a.m. Pacific Time on Monday,
                                June 10, 2002

PLACE.......................    12401 West Olympic Boulevard
                                Los Angeles, California 90064-1022

ITEMS OF BUSINESS...........    (1)     To elect eight members of the Board of
                                        Directors for staggered terms.

                                (2) To transact such other business as may properly come before the Meeting and any adjournment or postponement.

RECORD DATE.................    You can vote if, at the close of business
                                on April 25, 2002, you were a stockholder of the Company.

PROXY VOTING................    All  stockholders  are cordially  invited to
                                attend the Annual Meeting in person. However, to ensure your representation at the Annual
                                Meeting, you are urged to vote promptly by signing and returning the enclosed Proxy card, or if you hold your shares in street name, by accessing the World Wide Web site indicated on your Proxy card to vote via the Internet.





May 20, 2002                     /S/ ARTHUR J. ANTIN
                                --------------------------------------------
                                Arthur J. Antin
                                CHIEF OPERATING OFFICER, SENIOR VICE PRESIDENT AND SECRETARY

                                                                VCA ANTECH, INC.
                                                    12401 WEST OLYMPIC BOULEVARD
                                              LOS ANGELES, CALIFORNIA 90064-1022

PROXY STATEMENT
--------------------------------------------------------------------------------


These Proxy materials are delivered in connection with the solicitation by the Board of Directors of VCA Antech, Inc., a Delaware corporation ("VCA," the "Company", "we", or "us"), of Proxies to be voted at our 2002 Annual Meeting of Stockholders and at any adjournments or postponements.

You are invited to attend our Annual Meeting of Stockholders on June 10, 2002, beginning at 10:00 a.m. Pacific Time. The meeting will be held at the Company's principal offices at 12401 West Olympic Boulevard, Los Angeles, California 90064-1022.

It is anticipated that the 2001 Annual Report and this Proxy Statement and the accompanying Proxy will be mailed to stockholders on or about May 20, 2002.

STOCKHOLDERS ENTITLED TO VOTE. Holders of our common stock at the close of business on April 25, 2002 are entitled to receive this notice and to vote their shares at the Annual Meeting. Common stock is the only outstanding class of securities entitled to vote at the Annual Meeting. As of April 25, 2002, there were 36,736,081 shares of common stock outstanding.

PROXIES. Your vote is important. If your shares are registered in your name, you are a stockholder of record. If your shares are in the name of your broker or bank, your shares are held in street name. We encourage you to vote by Proxy so that your shares will be represented and voted at the meeting even if you cannot attend. All stockholders can vote by written Proxy card. Your submission of the enclosed Proxy will not limit your right to vote at the Annual Meeting if you later decide to attend in person. All street name stockholders also can vote by Proxy via the Internet, pursuant to the instructions set forth on their Proxy card. IF YOUR SHARES ARE HELD IN STREET NAME, YOU MUST OBTAIN A PROXY, EXECUTED IN YOUR FAVOR, FROM THE HOLDER OF RECORD IN ORDER TO BE ABLE TO VOTE AT THE MEETING. If you are a stockholder of record, you may revoke your Proxy at any time before the meeting either by filing with our Secretary, at our principal executive offices, a written notice of revocation or a duly executed Proxy bearing a later date, or by attending the Annual Meeting and expressing a desire to vote your shares in person. All shares entitled to vote and represented by properly executed Proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those Proxies. If no instructions are indicated on a properly executed Proxy, the shares represented by that Proxy will be voted as recommended by the Board of Directors.

INTERNET VOTING BY SHARES HELD IN STREET NAME. A number of brokerage firms and banks offer Internet voting options. The Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Specific instructions to be followed by owners of shares of common stock held in street name are set forth on your Proxy card. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the stockholder.

QUORUM. The presence, in person or by Proxy, of a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be included in the number of shares present at the Annual Meeting for determining the presence of a quorum. Broker non-votes occur when a broker holding customer securities in street name has not received voting instructions from the customer on certain non-routine matters and, therefore, is barred by the rules of the applicable securities exchange from exercising discretionary authority to vote those securities.

VOTING. Each share of our common stock is entitled to one vote on each matter properly brought before the meeting. Abstentions will be counted toward the tabulation of votes cast on proposals submitted to stockholders and will have the same effect as negative votes, while broker non-votes will not be counted as votes cast for or against such matters.

ELECTION OF DIRECTORS. The eight nominees for director receiving the highest number of votes at the Annual Meeting will be elected. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the Proxies will be voted for such other nominee(s) as shall be designated by the current Board of Directors to fill any vacancy. We have no reason to believe that any nominee will be unable or unwilling to serve if elected as a director.

OTHER MATTERS. At the date this Proxy Statement went to press, we do not know of any other matter to be raised at the Annual Meeting.

ITEM 1:  ELECTION OF DIRECTORS
--------------------------------------------------------------------------------


Item 1 is the election of eight members of the Board of Directors. In accordance with our Bylaws, the Board of Directors has fixed the number of directors at eight. As provided in our Bylaws, the Board of Directors will be grouped into three classes, as nearly equal in number as possible. Directors designated as Class I directors will hold office until the 2003 Annual Meeting and thereafter for a term of three years. Directors designated as Class II directors will hold office until the 2004 Annual Meeting and thereafter for a term of three years. Directors designated as Class III directors will hold office for a term of three years until the 2005 Annual Meeting and thereafter for a term of three years. Eight directors will be elected at this Annual Meeting as either Class I, Class II or Class III directors as set forth below.

Unless otherwise instructed, the Proxy holders will vote the Proxies received by them for the nominees named below. If any nominee is unwilling to serve as a director at the time of the Annual Meeting, the Proxies will be voted for such other nominee(s) as shall be designated by the then current Board of Directors to fill any vacancy. We have no reason to believe that any nominee will be unable or unwilling to serve if elected as a director.

The Board of Directors proposes the election of the following nominees as directors:

        CLASS I                    CLASS II                CLASS III
  -------------------         -------------------      ------------------
    Arthur J. Antin             Robert L. Antin            John Heil
     John M. Baumer             John G. Danhakl          Peter J. Nolan
     Frank Reddick              Melina Higgins

The principal occupation and certain other information about the nominees and certain executive officers are set forth on the following pages.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED ABOVE.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following persons serve as our directors:

DIRECTORS                           AGE           PRESENT POSITION
---------                           ---           ----------------
Robert L. Antin..................    52    Chairman of the Board of Directors
Arthur J. Antin..................    55    Director
John M. Baumer...................    33    Director
John G. Danhakl..................    45    Director
John Heil........................    48    Director
Melina Higgins...................    34    Director
Peter J. Nolan...................    43    Director
Frank Reddick....................    49    Director

The following persons serve as our executive officers and key employees:

EXECUTIVE OFFICERS                  AGE           PRESENT POSITION
------------------                  ---           ----------------
Robert L. Antin                      52    President and Chief Executive Officer
Arthur J. Antin                      55    Chief Operating Officer, Senior
                                             Vice President and Secretary
Neil Tauber                          51    Senior Vice President of Development
Tomas W. Fuller                      44    Chief Financial Officer, Vice
                                             President and Assistant Secretary
Dawn R. Olsen                        43    Vice President, Controller

Our executive officers are appointed by and serve at the discretion of our board of directors. Robert L. Antin and Arthur J. Antin are brothers. There are no other family relationships between any director and/or any executive officer. Dawn Olsen is not an executive officer of the Company.

ROBERT L. ANTIN, one of our founders, has served as our Chief Executive Officer, President and Chairman since our inception in 1986. From September 1983 until our founding, Mr. Antin was President, Chief Executive Officer, a director and co-founder of AlternaCare Corp., a publicly held company that owned, operated and developed freestanding out-patient surgical centers. From July 1978 until September 1983, Mr. Antin was employed as an officer by American Medical International, Inc., an owner and operator of health care facilities. While at American Medical International, Inc., Mr. Antin initially served as Director of Marketing of Professional Hospital Services, then as Director of New Business Development responsible for non-hospital related acquisitions and development, and then as a Vice President of American Medical International, Inc. and President of AMI Ambulatory Center, Inc., a subsidiary of American Medical International, Inc. operating a chain of ambulatory care centers. Mr. Antin received his MBA with a certification in hospital and health administration from Cornell University.

ARTHUR J. ANTIN, one of our founders, has served as our Chief Operating Officer, Senior Vice President, Secretary and director since our inception. From October 1983 to September 1986, Mr. Antin served as Director of Marketing/Investor Relations of AlternaCare Corp. At AlternaCare Corp., Mr. Antin developed and implemented marketing strategies for a network of outpatient surgical centers. Mr. Antin received an MA in Community Health from New York University.

JOHN M. BAUMER has served as one of our directors since September 2000. Mr. Baumer is a partner in Leonard Green & Partners, where he has been employed since May 1999. Prior to joining Leonard Green & Partners, he served as a Vice President in the Corporate Finance Division of Donaldson, Lufkin & Jenrette Securities Corporation, or DLJ in Los Angeles. Prior to joining DLJ in 1995, Mr. Baumer worked at Fidelity Investments and Arthur Andersen. Mr. Baumer currently serves on the boards of directors of Intercontinental Art, Inc. and Petco Animal Supplies, Inc. Mr. Baumer is a 1990 graduate of the University of Notre Dame. He received his MBA from the Wharton School at the University of Pennsylvania.

JOHN G. DANHAKL has served as one of our directors since September 2000. Mr. Danhakl is a partner of Leonard Green & Partners. Prior to becoming a partner at Leonard Green & Partners in 1995, Mr. Danhakl was a Managing Director at DLJ and had been with DLJ since 1990. Prior to joining DLJ, Mr. Danhakl was a Vice President at Drexel Burnham Lambert from 1985 to 1990. Mr. Danhakl presently serves on the boards of directors of The Arden Group, Inc., Big 5 Holding Corp., Communications & Power Industries, Inc., TwinLab Corporation, Diamond Triumph Auto Glass, Inc.,

 Liberty Group Publishing, Inc., Leslie's Poolmart, Inc. and
Petco Animal Supplies, Inc., and on the board of managers of AsianMedia Group LLC. Mr. Danhakl is a graduate of the University of California at Berkeley. He received his MBA from the Harvard Business School.

JOHN HEIL has served as one of our directors since February 2002 and previously served as a director from May 1995 to September 2000. Mr. Heil currently serves as President and Chief Executive Officer of United Pet Group, Inc., a holding company backed by TA Associates, a Boston-based private equity investor with over $5.5 billion of capital under management, and Friend Skoler & Company. Prior to joining United Pet Group, Mr. Heil spent twenty-four years with the H.
J. Heinz Company in various general management and sales/marketing positions including President and Managing Director of Heinz Pet Products, President of Heinz Specialty Pet Foods and Vice President Sales/Marketing of StarKist Seafood. Mr. Heil holds a BA degree in economics from Lycoming College.

MELINA HIGGINS has served as one of our directors since September 2000. Ms. Higgins is a managing director of Goldman, Sachs & Co. Ms. Higgins has been with Goldman Sachs for over ten years and has been working with Goldman Sachs mezzanine funds since their inception in 1996. Ms. Higgins presently serves as a director on the boards of directors of Kranson Industries, Inc. and Western Nonwovens Inc. Ms. Higgins holds an MBA from Harvard Business School and a BA from Colgate University.

PETER J. NOLAN has served as one of our directors since September 2000. Mr. Nolan became a partner of Leonard Green & Partners in April 1997. Mr. Nolan previously served as Managing Director and Co-Head of DLJ's Los Angeles Investment Banking Division since 1990. Prior to that, Mr. Nolan had been a First Vice President in corporate finance at Drexel Burnham Lambert since 1986. Before 1986, Mr. Nolan was a Vice President at Prudential Securities, Inc. where he had worked from 1982 to 1986, after working as an Associate at the Manufacturers Hanover Trust. He presently serves on the boards of directors of Liberty Group Publishing, Inc., Contractors Source, Inc., White Cap Industries, Inc., AsianMedia Group LLC, and M2 Automotive. Mr. Nolan is a graduate of Cornell University with a BS in Agricultural Economics and Finance. He received his MBA from Cornell University.

FRANK REDDICK has served as one of our directors since February 2002. Since January 2001, Mr. Reddick has been a partner in Akin, Gump, Strauss, Hauer & Feld, L.L.P., a global full service law firm. Mr. Reddick serves as a member of the firm's Management Committee and Chair of the Corporate and Securities Department for the Los Angeles office. Before joining Akin, Gump, Strauss, Hauer & Feld, L.L.P., Mr. Reddick served as chair of the corporate practice group and managing partner of the Los Angeles-based law firm of Troop Steuber Pasich Reddick & Tobey, L.L.P. Mr. Reddick is principally engaged in the practice of corporate and securities law, with a concentration on corporate finance, mergers and acquisitions, joint ventures and other strategic alliances. Mr. Reddick holds a JD from the University of California, Hastings College of the Law.

NEIL TAUBER, one of our founders, has served as our Senior Vice President of Development since our inception. From 1984 to 1986, Mr. Tauber served as the Director of Corporate Development at AlternaCare. At AlternaCare, Mr. Tauber was responsible for the acquisition of new businesses and syndication to hospitals and physician groups. From 1981 to 1984, Mr. Tauber served as Chief Operating Officer of MDM Services, a wholly owned subsidiary of Mediq, a publicly held health care company, where he was responsible for operating and developing a network of retail dental centers and industrial medical clinics. Mr. Tauber holds an MBA from Wagner College.

TOMAS W. FULLER joined us in January 1988 and served as Vice President and Controller until November 1990 when he became Chief Financial Officer. From 1980 to 1987, Mr. Fuller worked at Arthur Andersen LLP, the last two years of which he served as audit manager. Mr. Fuller received his BA in business/economics from the University of California at Los Angeles.

DAWN R. OLSEN joined us in January 1997 as Vice President, Controller. From April 1996 to December 1996, Ms. Olsen worked as an independent consultant at the Rand Corporation. From November 1993 to March 1996, Ms. Olsen served as Senior Vice President, Controller of Optel, Inc., a privately held telecommunications company. From 1987 to 1993, Ms. Olsen served as Assistant Controller and later as Vice President, Controller of Qintex Entertainment, Inc., a publicly held television film distribution and production company. From 1981 to 1987, Ms. Olsen worked at Arthur Andersen LLP, the last year of which she served as audit manager. Ms. Olsen is a certified public accountant and received her BS in business/accounting from California State University, Northridge.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

MEETINGS AND COMMITTEES. The Board of Directors held three meetings during fiscal 2001. The Board of Directors has an Audit Committee and a Compensation Committee. It does not currently have a Nomination Committee.

The Audit Committee currently consists of John Heil, Melina Higgins and Frank Reddick. The Audit Committee recommends the engagement of our independent public accountants, reviews the scope of the audit to be conducted by the independent public accountants, and periodically meets with the independent public accountants and our Chief Financial Officer to review matters relating to our financial statements, our accounting principles and our system of internal accounting controls, and reports its recommendations as to the approval of our financial statements to the Board of Directors. The role and responsibilities of the Audit Committee are more fully set forth in a written Charter adopted by the Board of Directors attached hereto as EXHIBIT A. The Audit Committee was formed and its members appointed in February 2002. Therefore, the Audit Committee did not hold any meetings during fiscal 2001.

The Compensation Committee currently consists of John M. Baumer and Frank Reddick, each a non-employee director. The Compensation Committee is responsible for considering and making recommendations to the Board of Directors or its other committees regarding executive compensation. Following review and approval by the committee, determinations pertaining to executive compensation will be submitted to the full Board of Directors (or, in the case of stock options, to any committee administering the stock option programs) for approval. In connection with its deliberations, the committee will seek, and will be significantly influenced by, the views of the Chief Executive Officer with respect to appropriate compensation levels of the other officers. The Compensation Committee was formed and its members appointed in April 2002. Therefore, the Compensation Committee did not hold any meetings during fiscal 2001.

All directors attended 75% or more of all the meetings of the Board of Directors during fiscal 2001.

DIRECTORS' COMPENSATION. We pay our non-employee directors who are not affiliated with Leonard Green & Partners, L.P. and Goldman, Sachs & Co., each a significant shareholder, $1,000 for each Board meeting attended in person or committee meeting attended in person which is not held on the same day as a Board meeting, including reimbursement for out-of-pocket expenses incurred in attending. Upon appointment to the Board, each non-employee director receives an initial grant of ten-year options to purchase 15,000 shares of common stock at the fair market value of the common stock on the date of grant, which options vest in two equal annual installments on the anniversary date of the grant. In addition, each non-employee director receives an annual automatic grant of ten-year options to purchase 5,000 shares of common stock at the fair market value of the common stock on the date of grant, which options vest one year after the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. During fiscal 2001, no current executive officer of the Company served as a member of the board of directors or compensation committee of any entity that has or has had one or more executive officers serving as a member of our Board of Directors.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

The following table sets forth, as to the Chief Executive Officer and as to each of the other four most highly compensated officers whose compensation exceeded $100,000 during the last fiscal year (the "Named Executive Officers"), information concerning all compensation paid for services to us in all capacities for each of the three years ended December 31 indicated below.

                                                                                                LONG TERM
                                                                                              COMPENSATION;
                                                                                                 AWARDS;
                                                                ANNUAL                         SECURITIES
                                                             COMPENSATION      OTHER ANNUAL    UNDERLYING
                                                           --------------      COMPENSATION   OPTIONS/SARS        ALL OTHER
NAME AND PRINCIPAL POSITION              YEAR    SALARY         BONUS               (1)          (#)(2)         COMPENSATION
-------------------------------------   ------  --------   --------------     -------------   -------------    --------------
Robert L. Antin (3)..................    2001   $469,354   $  300,000             $2,377               --      $   580,000(4)
   Chairman of the Board, President      2000    364,000      425,000              2,377           15,000        7,014,300(5)
   And Chief Executive Officer           1999    358,077      286,186(6)           1,921               --               --

Arthur J. Antin (3)..................    2001    397,308      216,000              2,543               --          108,000(4)
   Chief Operating Officer, Senior       2000    260,000      325,000              2,543           32,845        4,545,225(5)
   Vice President and Secretary          1999    255,769      182,108(6)           1,954               --               --

Neil Tauber (3)......................    2001    247,031      104,160                 --               --               --
   Senior Vice President of              2000    197,000           --              2,163           30,000        2,863,950(5)
   Development                           1999    194,385      121,102(6)           1,955               --               --

Tomas W. Fuller (3)..................    2001    234,081       98,700              1,815               --               --
   Chief Financial Officer, Vice         2000    187,200      225,000              1,815           20,000        2,948,750(5)
   President and Assistant Secretary     1999    184,154      114,729 (6)          1,921               --               --

Dawn R. Olsen........................    2001    157,060       65,000                 --               --               --
   Vice President and                    2000    141,000       35,000                 --           42,995               --
   Controller                            1999    130,808        9,773(6)              --               --               --

----------
(1)  Represents amounts paid as automobile allowance.

(2) All numbers reflect the number of shares of our common stock subject to options granted during the fiscal year.

(3) For a description of the employment agreement between us and each officer, see "Employment and Severance Agreements" below.

(4) Consists of amounts owed to us and discharged in connection with our recapitalization in September 2000.

(5) Consists of amounts paid to these officers in connection with our recapitalization in September 2000, which includes amounts paid under then existing employment agreements and in consideration of executing non-competition agreements

(6) Reflects the fair market value on January 20, 2000, of restricted stock bonus awards granted in January 2000 for services rendered during the fiscal year ended December 31, 1999.

                          OPTION GRANTS IN FISCAL 2001

We did not grant options to any Named Executive Officer in fiscal 2001.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

The following table sets forth, for each of the Named Executive Officers, certain information regarding the exercise of stock options to purchase shares of our common stock during the fiscal year ended December 31, 2001, the number of shares of common stock underlying stock options held at fiscal year end and the value of options held at fiscal year end based on the last reported sales price of our common stock on the Nasdaq Stock Market's National Market on December 31, 2001 ($12.12 per share).

                                                           NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                              SHARES                      UNDERLYING UNEXERCISED          IN-THE-MONEY
                             ACQUIRED                     OPTIONS/SARS AT FISCAL     OPTIONS/SARS AT FISCAL
                               UPON                            YEAR END (#)               YEAR END ($)
                             EXERCISE        VALUE      -------------------------  --------------------------
NAME                           (#)        REALIZED ($)  EXERCISABLE UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
--------------------------   --------     ------------  ----------- -------------  -----------  -------------
Robert L. Antin...........      --           --           1,875         13,125      $ 20,850      $ 145,950
Arthur J. Antin...........      --           --           4,106         28,739        45,655        319,582
Neil Tauber...............      --           --           3,750         26,250        41,700        291,900
Tomas W. Fuller...........      --           --           2,500         17,500        27,800        194,600
Dawn R. Olsen.............      --           --              --         23,000            --        255,760


EMPLOYMENT AND SEVERANCE AGREEMENTS

We have employment agreements with Robert L. Antin, Arthur J. Antin, Neil Tauber and Tomas W. Fuller.

ROBERT L. ANTIN. Mr. Antin's employment agreement, dated as of November 27, 2001, provides for Mr. Antin to serve as our Chairman of the Board, Chief Executive Officer and President for a term five years from any given date, such that there shall always be a minimum of at least five years remaining under his employment agreement. The employment agreement provides for Mr. Antin to receive an annual base salary of $520,000, subject to annual increase based on comparable compensation packages provided to executives in similarly situated companies, and to participate in a bonus plan based on annual performance standards to be established by the compensation committee. Mr. Antin also is entitled to specified perquisites.

If Mr. Antin's employment is terminated due to his death, the employment agreement provides that we will pay Mr. Antin's estate his remaining base salary during the remaining scheduled term of the employment agreement, accelerate the vesting of his options and continue to provide family medical benefits. If Mr. Antin's employment is terminated due to his disability, the employment agreement provides that we will pay Mr. Antin his remaining base salary during the remaining scheduled term of the employment agreement (reduced by any amounts paid under long-term disability insurance policy maintained by us for the benefit of Mr. Antin), accelerate the vesting of his options and continue to provide specified benefits and perquisites. In the case of termination due to death or disability, any unexercised options will remain exercisable for the full term.

If Mr. Antin terminates the employment agreement for cause, if we terminate the employment agreement without cause or in the event of a change of control, in which event the employment of Mr. Antin terminates automatically, we will pay Mr. Antin his remaining base salary during the remaining scheduled term of the employment agreement and an amount based on his past bonuses, accelerate the vesting of his options and continue to provide specified benefits and perquisites. In these circumstances, Mr. Antin may exercise his options immediately upon termination and thereafter during the term of the option.

If Mr. Antin terminates the employment agreement without cause or we terminate the employment agreement for cause, Mr. Antin is entitled to receive all accrued and unpaid salary and other compensation and all accrued and unused vacation and sick pay.

If any of the payments due Mr. Antin upon termination qualify as "excess parachute payments" under the Internal Revenue Code, Mr. Antin also is entitled to an additional payment to cover the tax consequences associated with excess parachute payments.

ARTHUR J. ANTIN. Mr. Antin's employment agreement, dated as of November 27, 2001, provides for Mr. Antin to serve as our Chief Operating Officer, Senior Vice President and Secretary for a term equal to three years from any given date, such that there shall always be a minimum of at least three years remaining under his employment agreement. The employment agreement provides for Mr. Antin to receive an annual base salary of $416,000, subject to annual increase based on comparable compensation packages provided to executives in similarly situated companies, and to participate in a bonus plan based on annual performance standards to be established by the compensation committee. Mr. Antin also is entitled to specified perquisites.

If Mr. Antin's employment is terminated due to his death, the employment agreement provides that we will pay Mr. Antin's estate his remaining base salary during the remaining scheduled term of the employment agreement, accelerate the vesting of his options and continue to provide family medical benefits. If Mr. Antin's employment is terminated due to his disability, the employment agreement provides that we will pay Mr. Antin his remaining base salary during the remaining scheduled term of the employment agreement (reduced by any amounts paid under long-term disability insurance policy maintained by us for the benefit of Mr. Antin), accelerate the vesting of his options and continue to provide specified benefits and perquisites. In the case of termination due to death or disability, any unexercised options will remain exercisable for the full term.

If Mr. Antin terminates the employment agreement for cause, if we terminate the employment agreement without cause or in the event of a change of control, in which event the employment of Mr. Antin terminates automatically, we will pay Mr. Antin his remaining base salary during the remaining scheduled term of the employment agreement and an amount based on his past bonuses, accelerate the vesting of his options and continue to provide specified benefits and perquisites. In these circumstances, Mr. Antin may exercise his options immediately upon termination and thereafter during the full term of the option.

If Mr. Antin terminates the employment agreement without cause or we terminate the employment agreement for cause, Mr. Antin is entitled to receive all accrued and unpaid salary and other compensation and all accrued and unused vacation and sick pay.

If any of the payments due Mr. Antin upon termination qualify as "excess parachute payments" under the Internal Revenue Code, Mr. Antin also is entitled to an additional payment to cover the tax consequences associated with excess parachute payments.

NEIL TAUBER. Mr. Tauber's employment agreement, dated as of September 20, 2000, provides for Mr. Tauber to serve as our Senior Vice President for a term of three years. The employment agreement provides for Mr. Tauber to receive an annual base salary and additional compensation of not less than $248,000, subject to annual increase based on the Consumer Price Index for Los Angeles County, and to participate in a bonus plan based on annual performance standards to be established by the board of directors.

If Mr. Tauber's employment is terminated due to his death or disability, the employment agreement provides that we will pay Mr. Tauber or his estate, as applicable, the amount he would have earned as base salary during the 12 months following the termination date (reduced by any amounts paid under any life insurance policy or long-term disability insurance policy, as applicable, maintained by us for the benefit of Mr. Tauber), accelerate the vesting of his options and continue to provide specified benefits for the 12 months following the termination date. In these circumstances, Mr. Tauber may exercise his options during the remainder of their term.

If Mr. Tauber terminates the employment agreement for cause, if we terminate the employment agreement without cause or in the event of a change of control, in which event the employment of Mr. Tauber terminates automatically, we will pay Mr. Tauber the amount he would have earned as base salary during the 12 months following the termination date (or a lesser amount if Mr. Tauber is terminated by us without cause and he had not completed 15 months of consecutive service), an amount based on his past bonuses, accelerate the vesting of his options and continue to provide specified benefits for the 12 months following the termination date. In these circumstances, Mr. Tauber may exercise his options during the full term of the option.

Mr. Tauber may terminate his employment with us at any time in which event he is entitled to receive all accrued and unpaid salary and other compensation and all accrued and unused vacation and sick pay.

If any of the payments due Mr. Tauber upon termination qualify as "excess parachute payments" under the Internal Revenue Code, Mr. Tauber also is entitled to an additional payment to cover the tax consequences associated with excess parachute payments.

TOMAS W. FULLER. Mr. Fuller's employment agreement dated as of November 27, 2001, provides for Mr. Fuller to serve as our Chief Financial Officer, Vice President and Assistant Secretary for a term equal to two years from any given date, such that there shall always be a minimum of at least two years remaining under his employment agreement. The employment agreement provides for Mr. Fuller to receive an annual base salary of not less than $244,000, subject to annual increase based on comparable compensation packages provided to executives in similarly situated companies, and to participate in a bonus plan based on annual performance standards to be established by the compensation committee.

If Mr. Fuller's employment is terminated due to his death, the employment agreement provides that we will pay Mr. Fuller's estate his remaining base salary during the remaining scheduled term of the employment agreement, accelerate the vesting of his options and continue to provide family medical benefits. If Mr. Fuller's employment is terminated due to his disability, the employment agreement provides that we will pay Mr. Fuller his remaining base salary during the remaining scheduled term of the employment agreement (reduced by any amounts paid under long-term disability insurance policy maintained by us for the benefit of Mr. Fuller), accelerate the vesting of his options and the continuation of specified benefits and perquisites. In the case of termination due to death or disability, any unexercised options will remain exercisable for the full term.

If Mr. Fuller terminates the employment agreement for cause, if we terminate the employment agreement without cause or in the event of a change of control, in which event the employment of Mr. Fuller terminates automatically, we will pay Mr. Fuller his remaining base salary during the remaining scheduled term of the employment agreement and an amount based on his past bonuses, accelerate the vesting of his options and continue to provide specified benefits and perquisites. In these circumstances, Mr. Fuller may exercise his options immediately upon termination and thereafter for the full term of the option.

If Mr. Fuller terminates the employment agreement without cause or we terminate the employment agreement for cause, Mr. Fuller is entitled to receive all accrued and unpaid salary and other compensation and all accrued and unused vacation and sick pay.

If any of the payments due Mr. Fuller upon termination qualify as "excess parachute payments" under the Internal Revenue Code, Mr. Fuller also is entitled to an additional payment to cover the tax consequences associated with excess parachute payments.

In the event of a change of control and at our request, each of Messrs. Robert
L. Antin, Arthur J. Antin, Neil Tauber and Tomas W. Fuller is obligated to continue to serve under his employment agreement for a period of up to 180 days following the termination date at his then-current base salary.

COMPENSATION REPORT

     THE INFORMATION IN THIS COMPENSATION REPORT SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL," OR TO BE "FILED" WITH THE SECURITIES AND EXCHANGE COMMISSION OR TO BE SUBJECT TO REGULATION 14A OR 14C AS PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION, OR TO THE LIABILITIES OF SECTION 18 OF THE SECURITIES AND EXCHANGE ACT OF 1934.

     Prior to November 21, 2001, VCA Antech, Inc. was a privately held company. During this period, the Company did not have a Compensation Committee, and the Board of Directors of the Company was responsible for administering the Company's executive compensation programs. In April 2002, the Compensation Committee was established.

COMPENSATION PHILOSOPHY

     TOTAL COMPENSATION. The compensation program for executive officers is designed to attract, motivate, reward and retain highly skilled executives who have the talent and experience necessary to advance the company's short- and long-term interests. We believe that this approach effectively serves VCA Antech's stockholders' best interests by tying a significant portion of incentive compensation to the achievement of goals that are aligned with your goals. The principal elements of total compensation paid to executives of the Company consist of base salary, annual incentive bonuses and periodic grants of stock options.

     BASE SALARY. The base salaries for our executive officers in 2001 and 2002 were established through negotiation with each executive and incorporated in their respective employment agreement. Pursuant to the terms of each employment agreement, we review the base salaries for the executive officers annually. We considered the following factors in determining the base salaries reflected in each employment agreement and intend to use the same factors in the annual review of each base salary: compensation levels of similarly positioned executives in comparable companies;

the performance of the business area or function for which the executive is responsible; and qualitative factors reflecting the individual performance of the particular executive officer.

     ANNUAL INCENTIVES. We have designed an annual incentive bonus program that we believe creates a direct link between pay and performance for our senior executives. We establish specific annual performance goals and set target awards for our executives. We believe that the awards should be determined with specific reference to the company's overall performance and goals, as well as the performance and goals of the division or function over which each individual executive has primary responsibility. Cash bonuses paid to the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer for performance in 2001 were based on adjusted EBITDA targets. 40% of the cash bonus paid to the Senior Vice President of Development was based on adjusted EBITDA targets and 60% was based on annual acquisition goals. The extent to which annual performance goals are met determines a range of percentages for which the cash bonus may be calculated based on that executive's annual base salary. Potential annual target awards in 2001 ranged from 0% to 100% of an executive's base salary. Actual annual target awards in 2001 ranged from 42% to 60% of an executive's base salary. The maximum annual target award payable to any particular executive for 2001 was payable to Mr. Antin, who received 60% of his base salary, or $300,000 dollars.

     STOCK OPTIONS AND AWARDS. We believe that awarding stock options to our executive officers will motivate them to focus on the company's long-term performance. Stock option grants are generally made to an executive upon commencement of service or entering into an employment agreement and periodically during their tenure with the company. Stock options generally vest in equal monthly installments over two years and have an exercise price equal to the closing price of our common stock on the last trading day immediately preceding the grant. We did not make any awards to the executives in 2001 in light of the substantial equity incentives provided to our executive officers in the fall of 2000 in connection with our reorganization.

     DETERMINATION OF CHIEF EXECUTIVE OFFICER'S COMPENSATION. At January 2001, the Chief Executive Officer's annual base salary was $410,000. This salary was increased to $520,000 in November 2001, in connection with entering into a new employment agreement with Mr. Antin. For performance in fiscal 2001, the Chief Executive Officer received a cash bonus of $300,000 and an automobile allowance of $2,377. This compensation package was established based on the factors we use to determine executive base salaries.

     OMNIBUS BUDGET RECONCILIATION ACT IMPLICATIONS FOR EXECUTIVE COMPENSATION. Effective January 1, 1994, under Section 162(m) of the Internal Revenue Code of 1986, as amended, a public company generally will not be entitled to a deduction for non-performance-based compensation paid to certain executive officers to the extent such compensation exceeds $1.0 million. Special rules apply for "performance-based" compensation, including the approval of the performance goals by the stockholders of the Company.

     All compensation paid to the Company's employees in fiscal 2001 will be fully deductible. With respect to compensation to be paid to executives in 2002 and future years, in certain instances such compensation may exceed $1.0 million. However, in order to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the board has not adopted a policy that all compensation must be deductible.


                                            The Board of Directors

                                            ROBERT L. ANTIN
                                            ARTHUR J. ANTIN
                                            JOHN M. BAUMER
                                            JOHN G. DANHAKL
                                            MELINA HIGGINS
                                            PETER J. NOLAN


REPORT OF AUDIT COMMITTEE

     THE INFORMATION IN THIS AUDIT COMMITTEE REPORT SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL," OR TO BE "FILED" WITH THE SECURITIES AND EXCHANGE COMMISSION OR TO BE SUBJECT TO REGULATION 14A OR 14C AS PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION, OR TO THE LIABILITIES OF SECTION 18 OF THE SECURITIES AND EXCHANGE ACT OF 1934.

The Audit Committee of the Board of Directors, consisting solely of independent directors (as that term is defined in Rule 4200(a)(14) of the National Association of Securities Dealers' Marketplace Rules), has furnished the following report:

The Audit Committee assists the Board of Directors in overseeing and monitoring the integrity of the Company's financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal and external audit processes. The role and responsibilities of the Audit Committee are set forth in a written Charter adopted by the Audit Committee and the Board of Directors, which is attached as EXHIBIT A to this Proxy Statement. The Audit Committee reviews and reassesses the Charter periodically and recommends any changes to the Board of Directors for approval. While the Committee has the responsibilities and powers set forth in its Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Committee to conduct investigations or to resolve disagreements, if any, between management and the outside auditor.

The Audit Committee evaluates and recommends to the Board of Directors an accounting firm to be engaged as the Corporation's independent auditors. Additionally, the Audit Committee reviews and evaluates, and discusses and consults with management and the independent auditors about the following:

     o The plan for, and the independent auditor's report on, the audit of the Company's financial statements;

     o The Company's financial disclosure documents, including all financial statements and reports filed with the SEC or sent to stockholders;

     o The Company's critical accounting policies and significant estimates used in preparing the financial statements;

     o Changes in the Company's accounting practices, principles, or controls, or the Company's financial statements;

     o Significant developments in accounting rules and their impact on the Company's financial statements;

     o The adequacy of the Company's internal accounting controls, and accounting, financial and auditing personnel; and

     o The establishment and maintenance of an environment at the Company that promotes ethical behavior.

The Company completed its initial public offering on November 21, 2001, and the Audit Committee was formed on February 18, 2002. The Audit Committee recommended to the Board of Directors that the Company's financial statements be included in the Company's annual report. The Audit Committee took a number of steps in making this recommendation for 2001:

     o The Audit Committee discussed with Arthur Andersen, LLP, the Company's independent auditors, the overall o scope of the audit completed by that firm (the Audit Committee had not been formed when the audit plan for 2001 was completed);

     o The Audit Committee met with the independent auditors, both with and without management present, to discuss o the results of its audit, its evaluation of the Company's internal accounting controls and the overall quality of the Company's financial reporting;

     o The Audit Committee reviewed the audited financial statements with management including a discussion of the o quality, not just the acceptability, of the accounting principles and the reasonableness of significant judgements;

     o The Audit Committee reviewed with the independent auditors their judgments as to the quality, not just the o acceptability, of the Company's accounting principles and the other matters required to be discussed with the Audit Committee under auditing standards generally accepted in the United States;

     o The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; and

     o The Audit Committee discussed with the independent auditors the auditor's independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board o Standard No. 1, and considered the compatibility of non-audit services with the independent auditor's independence (and found that all such non-audit services were compatible).

The Audit Committee also considered the status of pending litigation and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit Committee's review of the audited financial statements and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the SEC.

                                                   Audit Committee

                                                         JOHN HEIL
                                                         MELINA HIGGINS
                                                         FRANK REDDICK

PERFORMANCE GRAPH

The following graphs set forth the percentage change in cumulative total stockholder return of our common stock for the following periods: (1) December 31, 1995 to September 20, 2000 (the date we consummated our recapitalization) and (2) November 21, 2001 (the effective date of our initial public offering) to December 31, 2001. These periods are compared with the cumulative returns of the NASDAQ Stock Market (U.S. Companies) Index and the Russell 2000 Index. The comparison assumes $100 was invested on each of December 31, 1995 and November 21, 2001 in our common stock and in each of the foregoing indices. The stock price performance on the following graph is not necessarily indicative of future stock price performance.


                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                             AMONG VCA ANTECH, INC.,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                           AND THE RUSSELL 2000 INDEX




                               [GRAPHIC OMITTED]




*$100 invested on 12/31/95 in stock or index-including reinvestment of dividends.



                                                     Cumulative Total Return
                                 ----------------------------------------------------------------
                                    12/95      12/96      12/97      12/98      12/99   11/21/00
VCA ANTECH, INC.                   100.00      65.19      79.63     118.15      76.30      88.15
NASDAQ STOCK MARKET (U.S.)         100.00     123.02     150.67     212.45     394.73     376.77
RUSSELL 2000                       100.00     116.49     142.55     138.92     168.45     175.37

                 COMPARISON OF 1 MONTH CUMULATIVE TOTAL RETURN*
          AMONG VCA ANTECH , INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                           AND THE RUSSELL 2000 INDEX




                                [GRAPHIC OMITTED]




*$100 invested on 11/21/01 in stock or index-including reinvestment of dividends.
Fisca year ending December 31.



                                       Cumulative Total Return
                                       ------------------------
                                         11/21/01     12/31/01

VCA ANTECH, INC.                           100.00       121.20
NASDAQ STOCK MARKET (U.S.)                 100.00       103.80
RUSSELL 2000                               100.00       108.19

CERTAIN TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

Except as disclosed in this Proxy Statement, neither the nominees for election as directors, our directors or senior officers, nor any stockholder owning more than five percent of our issued shares, nor any of their respective associates or affiliates, had any material interest, direct or indirect, in any material transaction to which we were a party during fiscal 2001, or which is presently proposed.

See "Employment and Severance Agreements" for a summary of employment agreements with certain of our executive officers.

MANAGEMENT SERVICES AGREEMENT

On September 20, 2000, we entered into a 10-year management services agreement with Leonard Green & Partners. The agreement was terminated on November 27, 2001. The agreement provided that Leonard Green & Partners would provide general investment-banking services, management, consulting and financial planning services and transaction-related financial advisory and investment banking services to us and our subsidiaries. We paid a one-time structuring fee of $7.5 million to Leonard Green & Partners in September 2000 under the agreement. Leonard Green & Partners received an annual fee of $2.5 million as compensation for the general services and normal and customary fees for transaction-related services. If the group of investors led by Leonard Green & Partners had invested any additional capital pursuant to the agreement, this annual fee would have increased by 1.6% of the amount of the additional investment. We also agreed to indemnify Leonard Green & Partners and the other investors for any losses and liabilities arising out of the agreement. In 2001 and 2000, we paid management fees in an aggregate amount of $2.3 million and $620,000. In connection with the termination of this agreement, we paid Leonard Green & Partners $8.0 million.

INVESTMENT IN ZOASIS.COM

During the year ended December 31, 2000, VCA made a $5.0 million investment in Zoasis.com, an internet start-up company, majority owned by Robert Antin, our Chief Executive Officer and Chairman of the Board. During the years ended December 31, 2001 and 2000, we incurred $709,000 and $81,000 of marketing expense for services provided by Zoasis, respectively. In December 2000, the company determined that the value of this investment was impaired and, as a result, recognized a loss of $5.0 million on the write-down of its investment in Zoasis. The pricing of these services is comparable to what we have paid third parties for the same services.

REDEMPTION OF PREFERRED STOCK AND REPAYMENT OF SENIOR NOTES AND SENIOR SUBORDINATED NOTES

We used the aggregate proceeds from our initial public offering and the concurrent issuance of senior subordinated notes by our subsidiary, together with cash on hand, to:

     o    repay $100.0 million of borrowings under our senior credit facility;

     o repay $59.1 million of the outstanding principal amount of our 15.5% senior notes due 2010, at a redemption price of 110%, plus accrued and unpaid interest;

     o repay $5.0 million of outstanding principal amount of our subsidiary's 13.5% senior subordinated notes due 2010 , at a redemption price of 110%, plus accrued and unpaid interest;

     o redeem all of our outstanding series A and series B redeemable preferred stock for $173.8 million.

Affiliates of Leonard Green & Partners owned 2,826,000 shares of our 14% series A redeemable preferred stock and 2,800,000 shares of our 12% series B redeemable preferred stock. Each of John M. Baumer, John G. Danhakl and Peter J. Nolan is one of our directors and a partner of Leonard Green & Partners. Affiliates of Goldman, Sachs & Co. owned 122,123 shares of our 14% series A redeemable preferred stock and 121,000 shares of our 12% series B redeemable preferred stock and held approximately $82.5 million aggregate principal amount of our senior notes and approximately $14.2 million aggregate principal amount of our senior subordinated notes. Goldman Sachs held warrants to purchase 814,575 shares of our common stock which were exercised immediately prior to our initial public offering at an exercise price of $0.0007 per share. An affiliate of Goldman, Sachs & Co. was the syndication agent and a lender under our senior credit facility. Melina Higgins is one of our directors and a managing director of Goldman, Sachs & Co.

PURCHASE OF COMMON STOCK IN VCA'S INITIAL PUBLIC OFFERING

Affiliates of Leonard Green & Partners purchased 2,000,000 shares of common stock in our initial public offering at the initial public offering price of $10.00 per share. Each of John M. Baumer, John G. Danhakl and Peter J. Nolan is one of our directors and a partner of Leonard Green & Partners. These shares are subject to lock-up agreements under which these affiliates of Leonard Green & Partners agree not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly any share of common stock or any securities convertible into or exchangeable or exercisable for any shares of common stock without the prior written consent of Credit Suisse First Boston until May 20, 2002.

Robert L. Antin, our Chairman, Chief Executive Officer and President, purchased in our initial public offering 40,000 of the 725,000 shares of the common stock reserved by the underwriters of our initial public offering for sale to employees and other persons associated with us.

RELATED PARTY VENDORS

Patricia Antin, wife of our Chief Operating Officer Arthur Antin, is an independent sales representative for Citi Print and Westpro Graphics, both local printing companies. We use these companies' services to print forms and marketing materials for our hospitals nationwide. Transactions are based on arms-length market prices and we have no, nor have we ever had, any contractual obligation binding us to their services. We paid Citi Print $345,000, $321,000 and $339,000 for the years ended December 31, 2001, 2000 and 1999, respectively. We paid Westpro Graphics $7,000, $17,000 and $106,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

RELATED PARTY DIRECTOR

The law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. currently provides, and provided during fiscal year 2001, legal services to us. Frank Reddick, who joined us as a director in February 2002, is a partner in the Los Angeles office of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

We believe, based on our reasonable judgement, but without further investigation, that the terms of each of the foregoing transactions or arrangements between us on one hand and our affiliates, officers, directors or stockholders which were parties to the transactions on the other hand, were, on an overall basis, at least as favorable to us as could then have been obtained from unrelated parties.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of VCA's common stock as of March 31, 2002, by:

     o    each of the directors of the company and VCA;

     o    each of the executive officers of the company and VCA;

     o all directors and executive officers of the company and VCA as a group; and

     o all other stockholders known by us to beneficially own more than 5% of the outstanding common stock of VCA.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the date as of which this information is provided, and not subject to repurchase as of that date, are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

Except as indicated in the notes to this table, and except pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. Percentage ownership is based on 36,736,081 shares of common stock outstanding on March 31, 2002. Unless otherwise indicated, the address for each of the stockholders listed below is c/o VCA Antech, Inc., 12401 West Olympic Boulevard, Los Angeles, California 90064.

                                                                NUMBER OF SHARES       PERCENT OF
                                                                 OF COMMON STOCK      COMMON STOCK
                                                               BENEFICIALLY OWNED      OUTSTANDING
                                                               ------------------     ------------
Green Equity Investors III, L.P. (1) (2).....................      10,508,128             28.6%
Leonard Green & Partners, L.P. entities (2) (3)..............       3,718,306             10.1
VCA Co-Investment Fund I, LLC (1) (2)........................       2,109,678              5.7
Robert L. Antin (4)..........................................       1,851,380              5.0
Arthur J. Antin (5)..........................................         410,953              1.1
Tomas W. Fuller (6)..........................................         206,677                *
Neil Tauber (7)..............................................          59,995                *
Dawn R. Olsen................................................          19,995                *
John M. Baumer (8)...........................................      16,336,112             44.5
John G. Danhakl (8)..........................................      16,336,112             44.5
John A. Heil.................................................              --                *
Melina Higgins...............................................              --                *
Peter J. Nolan (8)...........................................      16,336,112             44.5
Frank Reddick................................................              --                *
All directors and executive officers as a group
   (11 persons) (9)..........................................      18,885,112             51.4

* Indicates less than one percent.
-----------------------
(1) Green Equity Investors III, L.P. and VCA Co. Investment Fund I, LLC are managed by Leonard Green & Partners, L.P.

(2) The address of Leonard Green & Partners, L.P. is 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.

(3) Includes: (a) 949,355 shares of common stock held by VCA Co-Investment Fund II, LLC, (b) 949,355 shares of common stock held by VCA Co-Investment Fund III, LLC, (c) 527,419 shares of common stock held by VCA Co-Investment Fund IV, LLC,
(d) 527,419 shares of common stock held by VCA Co-Investment Fund V, LLC, (e) 210,968 shares of common stock held by VCA Co-Investment Fund VI, LLC, (f) 527,419 shares of common stock held by VCA


                                    Page 18


Co-Investment Fund VII, LLC, and (g) 26,371 shares of common stock held by VCA Co-Investment Fund VIII, LLC. Each VCA Co-Investment Fund LLC is managed by Leonard Green & Partners, L.P.

(4) Includes: (a) 250,000 shares held by family trusts established for the benefit of Mr. Antin's family; (b) 60,000 shares held by Mr. Robert Antin's minor children; and (c) 5,000 shares of common stock reserved for issuance upon exercise of stock options that are or will be exercisable on or before May 30, 2002.

(5) Includes 10,948 shares of common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or before May 30, 2002.

(6) Includes 6,667 shares of common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or before May 30, 2002.

(7) Includes 10,000 shares of common stock reserved for issuance upon exercise of stock options which are or will become exercisable on or before May 30, 2002.

(8) Each of John M. Baumer, John G. Danhakl and Peter J. Nolan is a partner of Leonard Green & Partners, L.P. As such, Messrs. Baumer, Danhakl and Nolan may be deemed to have shared voting and investment power with respect to all shares held by Leonard Green & Partners, L.P. These individuals disclaim beneficial ownership of the securities held by Leonard Green & Partners, L.P., except to the extent of their respective pecuniary interests therein.

(9) Includes 32,615 shares of common stock reserved for issuance upon exercise of options and are or will be exercisable on or before May 30, 2002.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the our executive officers, directors, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater-than-ten percent stockholders are required by SEC regulations to furnish us with all
Section 16(a) forms they file. Based solely on our review of the copies of the forms received by us and written representations from certain reporting persons that they have complied with the relevant filing requirements, we believe that, during the year ended December 31, 2001, all of our executive officers, directors and greater-than-ten percent stockholders complied with all Section 16(a) filing requirements.

STOCKHOLDER PROPOSALS

Any stockholder who intends to present a proposal at the 2002 Annual Meeting of Stockholders for inclusion in the our Proxy Statement and Proxy form relating to such Annual Meeting must submit such proposal to us at our principal executive offices by January 11, 2003. In addition, in the event a stockholder proposal is not received by us by March 17, 2003, the Proxy to be solicited by the Board of Directors for the 2003 Annual Meeting will confer discretionary authority on the holders of the Proxy to vote the shares if the proposal is presented at the 2003 Annual Meeting without any discussion of the proposal in the Proxy Statement for such meeting.

SEC rules and regulations provide that if the date of our 2003 Annual Meeting is advanced or delayed more than 30 days from the date of the 2002 Annual Meeting, stockholder proposals intended to be included in the proxy materials for the 2003 Annual Meeting must be received by us within a reasonable time before the we begin to print and mail the proxy materials for the 2003 Annual Meeting.

INDEPENDENT PUBLIC ACCOUNTANTS

Arthur Andersen, LLP, independent public accountants, were selected by the Board of Directors to serve as our independent public accountants for the year ended December 31, 2001. The engagement of Arthur Andersen was renewed by the Board upon the recommendation of the Audit Committee. On March 14, 2002, Arthur Andersen was indicted in connection with the destruction of documents related to the audit of Enron Corporation. As a result of the uncertainty regarding the future of Arthur Andersen, the Board is considering whether it is appropriate to continue the engagement of Arthur Andersen as our independent auditor for the remainder of 2002.

Should the Board conclude that Arthur Andersen should not serve as our independent auditor for 2002, the Audit Committee intends to carefully consider a potential accounting firm's qualifications as independent accountants before recommending an independent auditor for appointment. This may include a review of the qualifications of the engagement team, the quality control procedures the firm has established, and any issues raised by the most recent quality control review of the firm, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee also intends to analyze matters required to be considered under the committee's charter and under the Commission's Rules on Auditor Independence, including the nature and extent of non-audit services to ensure that they will not impair the independence of the accountants.

Any decision by the Board to discharge Arthur Andersen and engage a different independent public accountant will be made after additional information is obtained and the Audit Committee has completed a review and made a recommendation to the Board. If we decide to change our independent public accountants, we will promptly provide disclosure required by the regulations of the Securities and Exchange Commission. A representative of Arthur Andersen will be present at the annual meeting, will be afforded the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from shareholders.

The following summarizes the fees paid to Arthur Andersen during fiscal 2001.

AUDIT FEES

The aggregate fees billed by the independent auditors for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001, were $155,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

No fees were billed by the independent auditors for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001.

ALL OTHER FEES

The aggregate fees billed by the independent auditors for services rendered to the Company other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the fiscal year ended December 31, 2001, were $701,000.

SOLICITATION OF PROXIES

It is expected that the solicitation of Proxies will be by mail. The cost of solicitation by management will be borne by us. We will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable disbursements in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors and officers, without additional compensation, personally or by mail, telephone, telegram or otherwise.


                                        ON BEHALF OF THE BOARD OF DIRECTORS

                                           /S/ ARTHUR J. ANTIN
                                        --------------------------------------
                                        ARTHUR J. ANTIN
                                        CHIEF OPERATING OFFICER,
                                        SENIOR VICE PRESIDENT AND SECRETARY



12401 West Olympic Boulevard
Los Angeles, California 90064-1022
May 20, 2002

                                    EXHIBIT A


                             AUDIT COMMITTEE CHARTER
                                       OF
                                VCA ANTECH, INC.

I.   PURPOSE

     The purpose of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of VCA Antech, Inc. (the "Company"), is to provide assistance to the members of the Board in fulfilling their oversight responsibilities relating to corporate accounting, reporting practices of the Company, the quality and integrity of the financial reports of the Company and the independence and performance of the Company's internal and external auditor.

II.  STRUCTURE

     The Committee shall be composed of at least three (3) persons designated by the Board, each of whom shall meet the independence and experience requirements of the Marketplace Rules of the Nasdaq National Stock Market; provided, however, that up to one (1) member may be designated who does meet such independence requirements if designated in accordance with Rule 4350(d)(2)(B) of the Marketplace Rules of the Nasdaq National Stock Market.

     The Committee shall have the power to engage such financial and accounting experts, including independent public accountants other than the Company's outside auditor, as it deems reasonably necessary to assist it in carrying out its responsibilities. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or outside auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The audit Committee may also meet with the Company's investment bankers or financial analysts who follow the Company.

III. MEETINGS

     The Committee shall meet as often and at such times and places as determined by the Committee. A meeting may be called by any member of the Committee. The Committee shall meet with management and with the outside auditor prior to and at the close of the annual audit as appropriate. The Committee shall have the authority to call before it management and other employees of the Company or any subsidiary involved in financial or accounting matters.

     As appropriate, it is recommended that a written agenda be prepared for each meeting and distributed to Committee members prior to the meeting, together with any appropriate background materials. After each meeting detailed minutes, again with appropriate background materials, should be prepared. The Committee shall report to the Board at each Board meeting subsequent to a Committee meeting.

IV.  RESPONSIBILITIES

     A.   THE CHARTER

     o The Audit Committee will review and reassess periodically the adequacy of this Charter and make recommendations to the Board, as conditions dictate, to update this Charter.

     B.   SELECTION AND OVERSIGHT OF OUTSIDE AUDITOR

     The Audit Committee will, as it deems necessary:

     o Make recommendations to the Board concerning the selection of the outside auditor for the Company and its subsidiaries, which firm is ultimately accountable to the Board and Committee, as representatives of the shareholders, and, together with the Board, select, evaluate and, where appropriate, replace the outside auditor;

     o Review and evaluate the quality and independence of the outside auditor;

     o Review and discuss with the outside auditor, prior to the annual audit or any interim audit, the expected scope of the audit, including the procedures to be used and the compensation to be paid, as agreed to by management;

     o    Approve the fees to be paid to the outside auditor for audit services;

     o Approve the retention of the outside auditor for any non-audit service and the fee for such service;

     o Ensure that the outside auditor submits on a periodic basis to the Committee a formal written statement delineating all relationships between the auditor and the Company; to actively engage in a dialogue with the outside auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditor; to consider whether the provision of non-audit services is compatible with maintaining the outside auditor's independence; and to recommend that the Board take appropriate action in response to the outside auditor's report to satisfy itself of the outside auditor's independence; and

     o Meet privately with the outside auditor at regular meetings and on as needed basis.

     Examples of the duties involved in the selection and oversight of the outside auditor include the following:

          o Review and evaluate the auditor's approach to and the results of the audit, including the quality of recommendations made by the outside auditor concerning the approach of the Company and its subsidiaries to accounting principles, policies and controls;

          o Review and evaluate the experience and qualifications of the senior members of the outside auditor team and the quality control procedures of the outside auditor;

          o Review and evaluate the outside auditor's approach to rotation of personnel: whether rotation is so frequent as to provide no continuity of personnel, thereby increasing audit cost and, perhaps, decreasing auditor expertise or whether it is so infrequent as to raise questions as to the outside auditor's independence;

          o Review and evaluate the extent to which the outside auditor has kept abreast and kept management abreast of changes in accounting principles and reporting requirements of the Securities and Exchange Commission and other regulatory agencies, both state and federal;

          o Review and evaluate the provision of any non-audit services performed by the outside auditor and the impact of the non-audit services on the independence of the outside auditor;

          o Review and evaluate whether the overall service given to the Company and its subsidiaries by the auditor is of the highest quality and whether the fees being charged by the auditor are commensurate with the level of service;

          o Evaluate the performance of the outside auditor against the audit plan;

          o Discuss with the outside auditor the matters required to be discussed by Statement on Auditing Standards Nos. 54, 60, 61 and 82; and

          o Review with the outside auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter.

     C.   INTERNAL AUDITOR

          o The Audit Committee will periodically evaluate the need for an internal audit function at the company and make recommendations to the Board with respect thereto.

     D. OVERSIGHT AND REVIEW OF ACCOUNTING PRINCIPLES AND PRACTICES AND INTERNAL CONTROLS

          The Audit Committee will, as it deems necessary:

          o Review and discuss with the outside auditor and with management major issues regarding accounting and auditing principles and practices;

          o Review with management and the outside auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company's financial statements;

          o Review an analysis prepared by management and the outside auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including an analysis of the effect of alternative GAAP methods on the Company's financial statements and a description of any transactions as to which management obtained Statement on Auditing Standards No. 50 letters; and

          o Discuss with and make inquiries of management and the outside auditor concerning the adequacy and effectiveness of the internal financial, accounting and operating controls and procedures of the Company and its subsidiaries.

     Examples of the duties involved in the oversight and review of accounting principles and practices and internal controls include the following:

          o Review and discuss the extent to which the accounting and auditing principles and policies of the Company and its subsidiaries compare with those of comparable companies;

          o Review major changes to the Company's auditing and accounting principles and practices as required by the Financial Accounting Standards Board or the Securities and Exchange Commission, or such major changes as suggested by the outside auditor or management;

          o Review the Company's process of assessing the risk of fraudulent financial reporting;

          o Meet privately with management at regular meetings and on as needed basis;

          o Ensuring that an environment is established and maintained at the Company which promotes ethical behavior;

          o Obtain reports from management, the Company's senior internal auditing executive and the outside auditor that the Company and its subsidiaries are in conformity with applicable legal requirements, including disclosures of insider and affiliated party transactions; advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations;

          o Inquire about the existence and substance of any significant accounting accruals, reserves or estimates made by management that had a material impact on the financial statements;

          o Inquire of management and the outside auditor whether any significant financial issues were raised during the accounting period and, if so, how they were resolved; and

          o Discuss with management and the outside auditor the substance of any significant issues raised by Company counsel regarding litigation, contingencies, claims or assessments, and understand how such matters are reflected in the Company's financial statements.

     E.   OVERSIGHT AND MONITORING OF THE COMPANY'S FINANCIAL STATEMENTS

          The Audit Committee will:

          o Review and discuss with the outside auditor and with management the results of the audit and any reports or opinions to be rendered in connection therewith, including major issues regarding accounting and auditing principles and practices; and

          o Review quarterly and annual financial results with management and the outside auditor, prior to any interim or year-end filings, including the results of the outside auditor's reviews of the quarterly financial statements.

     Examples of duties involved in the oversight and monitoring of the Company's financial statements include the following:

          o Obtain from management explanations of significant variances in the annual financial statements between years and determine whether the data are consistent with the management's discussion and analysis section of the annual report;

          o Review with management the management's discussion and analysis section of quarterly and annual reports and ask the extent to which the outside auditor has reviewed that section; and

          o Inquire of the outside auditor if the other sections of the quarterly and annual reports are consistent with the information reflected in the financial statements.

          F.   AUDIT COMMITTEE REPORTS

          o The Audit Committee will prepare annually a report for inclusion in the Company's proxy statement relating to its annual shareholders meeting. In that report, the Committee will state whether it has: (i) reviewed and discussed the audited financial statements with management; (ii) discussed with the outside auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as that statement may be modified or supplemented from time to time; (iii) received from the outside auditor the written disclosures and the letter required by Independence Standard Board Standard No. 1, as that standard may be modified or supplemented from time to time, and has discussed with the outside auditor, the outside auditor's independence; and
               (iv) based on the review and discussions referred to in clauses
               (i), (ii) and (iii) above, recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

     While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles. This is the responsibility of management and the outside auditor. Nor is it the duty of the Committee to conduct investigations or to resolve disagreements, if any, between management and the outside auditor.

                                VCA ANTECH, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, a stockholder of VCA Antech, Inc., a Delaware corporation (the "Company"), hereby nominates, constitutes and appoints Robert L. Antin and Tomas W. Fuller, or either one of them, as proxy of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders of the Company, to be held on June 10, 2002, and any postponements or adjournments thereof, and in connection therewith, to vote and represent all of the shares of the Company which the undersigned would be entitled to vote with the same effect as if the undersigned were present, as follows:

A VOTE FOR THE PROPOSAL IS RECOMMENDED BY THE BOARD OF DIRECTORS:

Proposal 1. To elect the Board of Directors' eight nominees as directors:

            CLASS I                  CLASS II                CLASS III
            -------                  --------                ---------
        Arthur J. Antin          Robert L. Antin             John Heil
        John M. Baumer           John G. Danhakl           Peter J. Nolan
         Frank Reddick            Melina Higgins

          |_| FOR ALL NOMINEES LISTED ABOVE (except as marked to the contrary below)

          |_|  WITHHELD for all nominees listed above

          (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space below:)

          ----------------------------------------------------------------------

          The undersigned hereby confer(s) upon the proxies and each of them discretionary authority with respect to the election of directors in the event that any of the above nominees is unable or unwilling to serve.


     The undersigned hereby revokes any other proxy to vote at the Annual Meeting, and hereby ratifies and confirms all that said attorneys and proxies, and each of them, may lawfully do by virtue hereof. With respect to matters not known at the time of the solicitation hereof, said proxies are authorized to vote in accordance with their best judgment.

     THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ABOVE OR, TO THE EXTENT NO CONTRARY DIRECTION IS INDICATED, WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR THE PROPOSAL. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE PROXIES.

     The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting dated May 20, 2002 and the accompanying Proxy Statement relating to the Annual Meeting.


                                    Dated:___________________________, 2002


                                    Signature:_____________________________


                                    Signature:_____________________________
                                    Signature(s) of Stockholder(s)
                                    (See Instructions Below)

                                    The Signature(s) hereon should correspond exactly with the name(s) of the Stockholder(s) appearing on the Share Certificate. If stock is held jointly, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporation name, and give title of signing officer.

                  |_| Please indicate by checking this box if you
                      anticipate attending the Annual Meeting.

                PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE